Exhibit 99.1

CONSENT OF DIRECTOR NOMINEE

In connection with the filing by BrightSpring Health Services, Inc. of the Registration Statement on Form S-1, and in all subsequent amendments and post-effective amendments or supplements thereto, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of BrightSpring Health Services, Inc. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: October 18, 2021

/s/ Olivia Kirtley
Olivia Kirtley